                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   Rocky Mountain Chocolate Factory, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                        ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                   265 Turner Drive
                               Durango, Colorado 81301

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD ON OCTOBER 30, 1998

To the Shareholders:

     The 1998 Annual Meeting of Shareholders of Rocky Mountain Chocolate Factory, Inc., will be held on Friday, October 30, 1998 at 10:00 a.m. (local time), at the DoubleTree Hotel, 501 Camino Del Rio, in Durango, Colorado, for the following purposes:

     1. To elect six directors to serve until the 1999 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     2. To consider and vote upon a proposal to amend the Company's 1995 Stock Option Plan to increase from 150,000 to 200,000 the aggregate number of shares of Common Stock authorized for issuance under such plan.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on September 23, 1998, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

     Each shareholder, even though he or she now plans to attend the meeting, is requested to promptly mark, sign, date and return the enclosed Proxy in the envelope provided. Any shareholder present at the meeting may withdraw his or her Proxy and vote personally on each matter brought before the meeting.

                                          By order of the Board of Directors



                                          Virginia M. Perez
                                          Secretary


Durango, Colorado
September 30, 1998

                        ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                   265 Turner Drive
                               Durango, Colorado 81301

                                   PROXY STATEMENT

                  Annual Meeting of Shareholders - October 30, 1998

                       SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Rocky Mountain Chocolate Factory, Inc. (the "Company") for use only at the Annual Meeting of the Company's shareholders to be held at the time and place, and for the purposes, set forth in the accompanying Notice of Annual Meeting of Shareholders.

     It is anticipated that the Proxy Statement, together with the Proxies and the Company's 1998 Annual Report to Shareholders, will first be mailed to the Company's shareholders on or about September 30, 1998. A person giving the enclosed Proxy has the power to revoke it at any time before it is exercised by (1) delivering written notice of revocation to the Secretary of the Company, (2) duly executing and delivering a Proxy for the Annual Meeting bearing a later date or (3) voting in person at the Annual Meeting.

     The Company will bear the cost of this solicitation of Proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of the Company's Common Stock, par value $.03 per share (the "Common Stock"). In addition, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies by mail, personal interview, telephone or telegraph.

                                  VOTING SECURITIES

     The close of business on September 23, 1998, has been fixed as the record date for the determination of holders of record of the Company's Common Stock entitled to notice of and to vote at the Annual Meeting. On the record date, 2,599,599 shares of the Company's Common Stock were outstanding and eligible to be voted at the Annual Meeting.

     For each share of Common Stock held on the record date, a shareholder is entitled to one vote on all matters to be voted on at the Annual Meeting, except the election of directors.

     Shareholders have cumulative voting rights in the election of directors, and there is no condition precedent to the exercise of those rights. Under cumulative voting, each shareholder is entitled to as many votes as shall equal the number of his or her shares multiplied by six, the number of directors to be elected, and he or she may cast all of those votes for a single nominee or divide them among any two or more nominees as he or she sees fit. It is the intention of the Proxy holders to exercise voting rights in order to elect the maximum number of nominees named below. An instruction on the Proxy to withhold authority to vote for any nominee will be deemed an authorization to vote cumulatively for the remaining nominees, unless otherwise indicated.

                                  VOTING PROCEDURES

     The vote required for the election of directors is a plurality of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote thereon, provided a quorum is present. The vote required for the approval of the other item to be acted upon at the Annual Meeting is the affirmative vote of a majority of the shares entitled to vote on the matter and present or represented by proxy at the meeting, provided a quorum is present. A quorum is established by the presence or representation at the Annual Meeting of the holders of a majority of the Company's voting shares. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have discretionary authority to vote on certain "routine" items even if they have not received instructions from the persons entitled to vote such shares. However, brokers do not have authority to vote on "nonroutine" items without such instructions. Such "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the persons entitled to vote such shares) are counted as present and entitled to vote for purposes of determining whether a quorum is present but are not considered entitled to vote on any nonroutine matter to be acted upon. For matters requiring the affirmative vote of a plurality of the shares of Common Stock present or represented at the Meeting, such as Proposal No. 1, broker non-votes would have no effect on the outcome of the vote. For matters requiring the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote, such as Item No. 2, broker non-votes would not be counted as among the shares entitled to vote with respect to such matters. Thus, the effect of any broker non-votes with respect to such matters would be to reduce the number of affirmative votes required to approve the proposals and the number of negative votes required to block such approval.

             BENEFICIAL OWNERSHIP OF THE COMPANY'S EQUITY SECURITIES

     The following table sets forth information, as of September 23, 1998, with respect to the shares of Common Stock beneficially owned (i) by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) by each director or nominee for election as a director and each executive officer named in the Summary Compensation Table, and (iii) by all current directors and executive officers of the Company as a group.

     The number of shares beneficially owned includes shares of Common Stock with respect to which the persons named below have either investment or voting power. A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of that security within 60 days through the exercise of an option or through the conversion of another security. Except as noted, each beneficial owner has sole investment and voting power with respect to the Common Stock.

     Common Stock not outstanding that is subject to options or conversion privileges is deemed to be outstanding for the purpose of computing the percentage of Common Stock beneficially owned by the person holding such options or conversion privileges, but is not deemed to be outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

Name of                       Amount and Nature of
Beneficial Owner              Beneficial Ownership          Percent of Class
----------------              --------------------          ----------------
Franklin E. Crail (1)            298,107                    11.5%
Clyde Wm. Engle et al. (1)       219,357    (2)              8.4%
Fred M. Trainor                   70,000    (3)              2.7%
Gary S. Hauer                     31,991    (4)              1.2%
Everett A. Sisson                 10,000    (3)               .4%
Gerald A. Kien                    10,000    (3)               .4%
Lee N. Mortenson                  21,000    (3)               .8%
Edward L. Dudley                  18,000    (5)               .7%
Clifton W. Folsom                 52,716    (5)              2.0%
Jay B. Haws                       41,688    (5)              1.6%
All executive officers and
  directors as a group
  (10 persons)                   573,502    (6)             22.1%

---------------------
(1) Mr. Engle's address is 4433 West Touhy Avenue, Lincolnwood, Illinois 60646. Mr. Crail's address is the same as the Company's address.

(2) The following information was provided to the Company by Mr. Engle. Of the 219,357 shares indicated as being beneficially owned by Mr. Engle, 115,000 shares are owned by GSC Enterprises, Inc., a corporation in which Mr. Engle owns a majority interest, and 10,000 shares are owned beneficially by members of Mr. Engle's immediate family. Mr. Engle disclaims beneficial ownership of the shares owned by his family members.

(3) Includes 10,000 shares that Messrs. Trainor, Sisson, Kien and Mortenson each has the right to acquire within 60 days through the exercise of options granted pursuant to the Company's 1990 Nonqualified Stock Option Plan for Nonemployee Directors (the "Directors' Plan"). Mr. Mortenson has pledged 8,000 shares owned by him to the Company to secure payment of certain indebtedness to the Company incurred by Mr. Mortenson in connection with his purchase of such shares.

(4) Includes 12,000 shares that Mr. Hauer has the right to acquire within 60 days through the exercise of employee stock options previously granted to him and 5,991 shares beneficially owned by his wife. Mr. Hauer disclaims beneficial ownership of the shares owned by his wife. Mr. Hauer has pledged 8,000 shares owned by him to the Company to secure payment of certain indebtedness to the Company incurred by Mr. Hauer in connection with his purchase of such shares.

(5) Includes shares that these officers have the right to acquire within 60 days through the exercise of options granted pursuant to the Company's 1985 Incentive Stock Option Plan and 1995 Stock Option Plan as follows: Mr. Dudley, 6,000 shares; Mr. Folsom, 27,000 shares; and Mr. Haws, 25,000 shares. Mr. Dudley and Mr. Folsom each has pledged 8,000 shares owned by him, and Mr. Haws has pledged 15,000 shares owned by him, to the Company to secure payment of certain indebtedness to the Company incurred by each of them in connection with his purchase of such shares.

(6) Includes 116,000 shares that officers and directors as a group have the right to acquire within 60 days through the exercise of options granted pursuant to the Company's 1985 Incentive Stock Option Plan, 1995 Stock Option Plan, and the Director's Plan. The officers and directors have pledged an aggregate of 55,000 shares owned by them to the Company to secure payment of certain indebtedness to the Company incurred by them in connection with the purchase of such shares.

ITEM 1. ELECTION OF DIRECTORS

NOMINEES

     The Company's By-Laws provide for no fewer than three nor more than nine directors. The Board has previously fixed the current number of directors at six. Directors are elected for one year. Six directors will be elected at the Annual Meeting. All of the nominees are currently directors of the Company.

     Proxies will be voted, unless authority to vote is withheld by the shareholder, FOR the election of Messrs. Crail, Kien, Mortenson, Sisson, Trainor and Hauer to serve until the 1999 Annual Meeting of Shareholders and until the election and qualification of their respective successors. If any such nominee shall be unable or shall fail to accept nomination or election by virtue of an unexpected occurrence, Proxies may be voted for such other person or persons as shall be determined by the Proxy holders in their discretion. Shareholders may not vote for more than six persons for election as directors at the Annual Meeting.

     Set forth below is certain information concerning each nominee for election as a director:


                                Positions with                     Director
Name                                Company                Age       Since
----                            --------------             ---     ---------
Franklin E. Crail             Chairman of the Board,        56        1982
                              President, Treasurer
                              and Director

Gary S. Hauer                 Vice President-               54        1996
                              Manufacturing
                              and Director

Gerald A. Kien                Director                      67        1995

Lee N. Mortenson              Director                      62        1987


Everett A. Sisson             Director                      77        1995

Fred M. Trainor               Director                      59        1992

     FRANKLIN E. CRAIL. Mr. Crail co-founded the first Rocky Mountain Chocolate Factory store in May 1981. Since the incorporation of the Company in November 1982, he has served as its President and a director, and, since September 1981 as its Treasurer. He was elected Chairman of the Board in March 1986. Prior to founding the Company, Mr. Crail was co-founder and President of CNI Data Processing, Inc., a software firm which developed automated billing systems for the cable television industry.

     GARY S. HAUER. Mr. Hauer joined the Company in May 1996 as Vice President of Manufacturing and has served as a director of the Company in June 1996. Mr. Hauer has served in a number of manufacturing management capacities over a 28-year career in the chocolate candy and confectionery industries, including 18 years with See's Candies, the last 10 years of which he served as plant manager. Mr. Hauer possesses a B.S. in business administration from San Jose State University.

     GERALD A. KIEN. Dr. Kien was first elected as a director of the Company in August 1995. From 1993 to 1995 Dr. Kien served as President and Chief Executive Officer of Remote Sensing Technologies, Inc., a subsidiary of Envirotest Systems, Inc., a company engaged in the development of instrumentation for vehicle emissions testing. From 1989 to 1993 Dr. Kien served as Chairman, President and Chief Executive Officer of Sun Electric Corporation, a manufacturer of automotive test equipment, and served as a director and as Chairman of the Executive Committee of that company from 1980 to 1993. Sun Electric merged with Snap-On Tools in 1993, and Dr. Kien remained as President of the Sun Electric division of Snap-On Tools until his retirement in 1994.

Dr. Kien was a co-founder of the First National Bank of Hoffman Estates and remained as a director from 1979 to 1990, and was a director of the Charter Bank and Trust of Illinois from 1984 to 1990. He served as a director of Systems Control, Inc. and Vehicle Test Technologies, Inc., from 1989 to 1993, both of which are engaged in emissions testing of motor vehicles. Dr. Kien received his Ph.D. from the University of Illinois Graduate College of Medicine, in 1959.

     LEE N. MORTENSON. Mr. Mortenson has served on the Board of Directors of the Company since 1987. Mr. Mortenson has served as President, Chief Operating Officer and a director of Telco Capital Corporation of Chicago, Illinois since January 1984. Telco Capital Corporation is principally engaged in the manufacturing and real estate businesses. He was President, Chief Executive Officer and a director of Sunstates Corporation (formerly Acton Corporation) from May 1988 to December 1990 and he has been President, Chief Operating Officer and a director of Sunstates Corporation since December 1990. Sunstates Corporation is a publicly traded company primarily engaged in real estate development and manufacturing. Mr. Mortenson has been a director of Alba-Waldensian, Inc., which is principally engaged in the manufacturing of apparel and medical products, since 1984 and has served as its President and Chief Executive Officer since February 1997. Mr. Mortenson has also served as a director of NRG Inc., a leasing company, since 1987. On December 24, 1996, an Agreed Order of Liquidation with a finding of insolvency was entered under the Illinois Insurance Code against the principal subsidiary of Sunstates Corporation, Coronet Insurance Company ("Coronet"), and Coronet's subsidiaries, National Assurance Indemnity Company ("National Assurance") and Crown Casualty Company ("Crown"), pursuant to which, among other things, all of the assets of Coronet, National Assurance and Crown were transferred to the Office of the Special Deputy for the purposes of winding up the affairs of such companies. On February 27, 1997, a consent order appointing the Florida Department of Insurance as Receiver for purposes of liquidation was entered under the Florida Insurance Code against Casualty Insurance Company of Florida ("Casualty"), a subsidiary of Coronet. Mr. Mortenson, prior to March 14, 1997, was a director and President of each of Coronet, National Assurance, Crown and Casualty. On January 24, 1997, Hickory White Company, a furniture manufacturing subsidiary of Sunstates Corporation, filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code. All of the assets of Hickory White Company were sold to an unrelated party on March 11, 1997. Mr. Mortenson is Vice President and a director of Hickory White Company.

     EVERETT A. SISSON. Mr. Sisson was first elected as a director of the Company in August 1995. Mr. Sisson is President of The American Growth Group, which is engaged in land development, investment, management services and management consulting, a position he has held since he formed the firm in 1966. Mr. Sisson served as a director of the Century Companies of America, a company providing life insurance and related financial products, from 1962 until 1991, and as Chairman of the Board from 1977 until 1983. Mr. Sisson was a director of Coronet from 1992 through February 1997. During various periods over the past 20 years, Mr. Sisson served as a director and member of several Board committees of Libco Corporation, Wisconsin Real Estate Investment Trust, Hickory Furniture Company, Telco Capital Corporation, Greater Heritage Corporation, Indiana Financial Investors Inc., Sunstates Corporation and Acton Corporation.

     FRED M. TRAINOR. Mr. Trainor has served as a director of the Company since August 1992. Mr. Trainor is the founder, and since 1984 has served as Chief Executive Officer and President of

AVCOR Health Care Products, Inc., Fort Worth, Texas, a manufacturer and marketer of specialty dressings products. Prior to founding AVCOR Health Care Products, Inc., in 1984, Mr. Trainor was a founder, Chief Executive Officer and President of Tecnol, Inc. of Fort Worth, Texas, also a company involved with the health care industry. Before founding Tecnol, Inc., Mr. Trainor was with American Hospital Supply Corporation (AHSC) for 13 years in a number of management capacities.

                    INFORMATION REGARDING THE BOARD OF DIRECTORS

     There is no family relationship between any director or executive officer and any other director or executive officer of the Company.

COMMITTEE AND MEETINGS

     The Board of Directors has a standing Compensation Committee and Audit Committee. Each committee is composed of Messrs. Mortenson, Trainor, Kien and Sisson. The Compensation Committee's function is to approve remuneration arrangements for the Company's executive officers. The Compensation Committee also approves and administers grants of stock options under the Company's 1995 Stock Option Plan. No further grants are permitted under the Company's 1985 Incentive Stock Option Plan, which expired in 1995, but the Compensation Committee administers that plan with respect to outstanding options previously granted thereunder. The Audit Committee receives and reviews the reports of the Company's independent auditors. The Compensation Committee and Audit Committee each held one meeting during the last fiscal year. The Company has no standing nominating committee.

     During the last fiscal year, the Company's Board of Directors held six meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board on which he served, during the period he was a director, except that Mr. Trainor attended 50% of such meetings.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE SIX NOMINEES NAMED ABOVE.

                                EXECUTIVE COMPENSATION

                           REPORT OF COMPENSATION COMMITTEE

     The following is a report of the Compensation Committee of the Board of Directors (the "Committee") on executive compensation policies for the fiscal year ended February 28, 1998. The Committee administers the compensation program for executive officers of the Company and makes all related decisions.

     The principal elements of the compensation program for executive officers are base salary, performance-based annual bonuses and options granted under the Company's stock option plan. The goals of the program are to ensure that a strong relationship exists between executive compensation and the creation of shareholder value and that executive officers are strongly motivated and retained. The Company's compensation philosophy is to create a direct relationship between the level of total executive officer compensation and the Company's success in meeting its annual performance goals as represented by its annual business plan. An additional element of this philosophy is to reward equitably relative contribution and job performance of individual executive officers.

BASE SALARY

     Annual salaries for the Company's executive officers, including the Chairman of the Board and President ("CEO"), are reviewed in May of each year based on a number of factors, both objective and subjective, with any change to be effective on June 1 of that year. Objective factors considered include Company financial performance relative to plan in the immediately preceding fiscal year, although no specific formulas based on such factors are used to determine salaries. Salary decisions are based primarily on the Committee's subjective analysis of the factors contributing to the Company's success and of the executive's individual contributions to that success. No executive officer's salary was increased during the fiscal year ended February 28, 1998. The Committee's decision not to increase salaries of executive officers was a reflection of the Company's fiscal 1997 financial performance.

PERFORMANCE-BASED ANNUAL BONUSES

     Cash bonuses based on the Company's performance are awarded to the executive officers under an incentive compensation plan. Under the plan that served as the basis for bonuses paid for fiscal 1998, executive officers received 20% of their base pay (30% for the CEO) as a bonus if Company business plan profit objectives for fiscal 1998 were achieved, and up to 10% of base pay (up to 15% for the CEO) if individual executive officer job performance goals were achieved in fiscal 1998. Additional bonuses may be awarded at the discretion of the Committee in recognition of special accomplishments. Thus, whether the executive officers' total pay is comparable to the compensation of executives with similar responsibilities at comparable companies may vary from year to year depending upon the Company's performance. The CEO's performance goals for fiscal year 1998 included the development and achievement of a business plan that reflected specified increases in net profit and in net profit of Company-owned stores over the prior year and a specified level of sales through new distribution channels.

STOCK OPTIONS

     Awards of stock options strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The Committee considers on an annual basis the grant of options to executive officers and key managers under the Company's 1995 Stock Option Plan. The number of options granted is generally based upon the position held by a participant and the Committee's subjective evaluation of such participant's contribution to the Company's future growth and profitability. The grant of options is an annual determination, but the Committee may consider the size of past awards and the total amounts outstanding in making such a determination.

     Unlike cash, the value of a stock option will not immediately be realized and does not result in a current expense to the Company. Stock options are granted with an exercise price equal to the current market price of the Company's stock and will have value only if the Company's stock price increases, resulting in a commensurate benefit for the Company's shareholders. Although the plan does not provide for a required vesting period, the Committee's current practice is to require that options granted to employees vest pro rata 20% per year over five years.

     Stock options covering a total of 40,000 shares of Common Stock were awarded to two executive officers in fiscal 1998. No other options were granted to officers under the 1995 Stock Option Plan in fiscal year 1998. Options currently held by current executive officers under the Company's option plans cover a total of 154,000 shares. The CEO has never been granted options under the Company's stock option plans.

OTHER COMPENSATION

     An additional element of the executive officer's compensation, which is not performance-based, is the matching of contributions by the Company under the Company's 401(k) plan.

     The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during 1998 adequately reflect the Company's compensation goals and policies.

September 30, 1998

COMPENSATION COMMITTEE FOR FISCAL 1998:

          Lee Mortenson            Everett A. Sisson
          Gerald A. Kien           Fred M. Trainor

                              SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to annual compensation for the years indicated for each executive officer of the Company who met the minimum compensation threshold of $100,000 for inclusion in the table (the "Named Officers").

                                                                                  Long-Term
                                                                                Compensation
                                                                                   Awards
                                                                                ------------
                                                                                 Securities
                                                                                 Underlying
                                                                                Options/SARs         All Other
                                            Annual Compensation                   (#)(3)         Compensation(4)
                                      --------------------------------         --------------   -----------------
 Name and Principal Position          Year     Salary(1)     Bonus(2)
 ---------------------------          ----     ---------     ---------
 Franklin E. Crail,                  1998      $150,000       $67,500              -0-              $2,250
      Chairman of the Board and      1997      $150,000       $  -0-               -0-              $2,250
      President                      1996      $146,538       $  -0-               -0-              $1,833

 Gary S. Hauer,                      1998      $100,000       $20,000              -0-              $2,250
      Vice President- Manufacturing  1997(5)   $ 75,000       $12,500            30,000               -0-
                                     1996         --            --                --                  --


 Edward L. Dudley,                   1998      $ 85,000       $21,250            10,000               -0-
       Vice President-Sales          1997(6)   $ 11,442         -0-              20,000               -0-
       and Marketing                 1996         --            --                --                  --


 Clifton W. Folsom,                  1998      $ 90,000       $22,500              -0-              $  104
       Vice President-               1997      $ 85,000         -0-              10,000             $1,350
       Franchise Support             1996      $ 85,000         -0-                -0-              $1,350


 Jay B. Haws,                        1998      $ 94,000       $23,500              -0-              $1,410
       Vice President-               1997      $ 91,750         -0-              10,000             $1,410
       Creative Services             1996      $ 90,000         -0-                -0-              $1,350

---------------------

(1) Includes amounts deferred at the Named Officers' election pursuant to the Company's 401(k) Plan.

(2) Represents amounts paid as bonuses based on performance for the indicated fiscal year, paid in the following fiscal year.

(3) Options to acquire shares of Common Stock under the 1995 Stock Option Plan. All options have ten-year terms and vest with respect to one-fifth of the shares covered thereby annually beginning on the date of grant.

(4) Represents Company contributions on behalf of the Named Officers under the Company's 401(k) Plan.

(5)  Mr. Hauer joined the Company as an officer in May 1996.

(6)  Mr. Dudley joined the Company as an officer in January 1997.

OPTION GRANTS DURING FISCAL 1998

     The following table sets forth information regarding stock options granted to Named Officers during fiscal 1998 pursuant to the 1995 Stock Option Plan.

                                                  Individual Grants(1)
                       ---------------------------------------------------------------------------
                                                                                                     Potential Realizable Value at
                            Number of        Percent of                                                 Assumed Annual Rates of
                           Securities      Total Options/                                              Stock Price Appreciation
                           Underlying       SARs Granted         Exercise or                                for Option Term
                          Options/SARs      to Employees         Base Price         Expiration      ------------------------------
        Name               Granted (#)     in Fiscal Year         ($/Share)            Date             5% ($)          10% ($)
--------------------------------------------------------------------------------------------------------------------------------
 Franklin E. Crail             --                --                  --                 --                --              --

 Gary S. Hauer                 --                --                  --                 --                --              --

 Edward L. Dudley            10,000            18.2%                $4.50            11/12/07           $28,300         $71,700

 Clifton W. Folsom             --                --                  --                 --                --              --

 Jay B. Haws                   --                --                  --                 --                --              --

---------------------

(1) All options are incentive stock options, have ten-year terms and vest with respect to one-fifth of the shares covered thereby annually beginning on the date of grant.

AGGREGATED OPTION EXERCISES DURING FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

     The following table provides information regarding the number and value of options held by the Named Officers at fiscal year end. No options were exercised by the Named Officers during fiscal 1998. The Company does not have any outstanding stock appreciation rights.

                                Shares                              Number of Securities
                              Acquired on         Value            Underlying Unexercised               Value of Unexercised In-
                               Exercise         Realized             Options at Fiscal                the-Money Options at Fiscal
           Name                   (#)              (#)                  Year End (#)                       Year End ($)(1)
---------------------------------------------------------------------------------------------------------------------------------
                                                             Exercisable         Unexercisable      Exercisable     Unexercisable
 Franklin E. Crail                --               --              --                  --                 --               --

 Gary S. Hauer                    --               --              6,000              24,000              --               --

 Edward L. Dudley                 --               --              4,000              26,000              --               --

 Clifton W. Folsom                --               --             25,000               8,000            $ 6,000            --

 Jay B. Haws                      --               --             38,000               8,000            $28,500            --

--------------------------------

(1) The closing bid price of the Common Stock on The Nasdaq Stock Market on February 27, 1998, was $4.75 per share. None of the options held by the Named Officers were in the money on that date, except as indicated for Mr. Folsom and Mr. Haws.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive any compensation for serving on the Board or on committees. Directors who are not also officers or employees of the Company are entitled to receive stock option awards under the Directors' Plan.

     The Directors' Plan, as amended, provides for automatic grants of nonqualified stock options covering a maximum of 90,000 shares of Common Stock of the Company to directors of the Company who are not also employees or officers of the Company and who have not made an irrevocable, one-time election to decline to participate in the plan. The Directors' Plan provides that during the term of the Directors' Plan options will be granted automatically to new nonemployee directors upon their election. Each such option permits the nonemployee director to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant of the option. Each nonemployee director's option may be exercised in full during the period beginning one year after the grant date of such option and ending ten years after such grant date, unless the option expires sooner due to termination of service or death.

COMPARISON OF RETURN ON EQUITY

     The following graph reflects the total return, which assumes reinvestment of dividends, of a $100 investment in the Company's Common Stock, in the Nasdaq U.S. Index and in a Peer Group Index of companies in the confectionery industry, on February 28, 1993.

                                      [GRAPH]

                                             Base
                                             Period    Return    Return    Return    Return    Return
Company/Index Name                           1993      2/1994    2/1995    2/1996    2/1997    2/1998
-----------------------------------------------------------------------------------------------------
Rocky Mountain Chocolate Factory, Inc.       100.00    218.18    254.55    163.64    90.91     86.36

Nasdaq Index - US                            100.00    118.39    120.01    167.32    198.94    272.94

Peer Group(l)                                100.00    115.25    116.81    158.08    179.75    252.05

-----------------------------

(1) Comprised of the following companies: Grist Mill Company, Hershey Foods Corporation, Imperial Holly Corporation, Paradise, Inc., Savannah Foods & Industries, Tootsie Roll Industries, Valhi, Inc. and Wrigley (Wm.), Jr. Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors consists of Lee N. Mortenson, Fred M. Trainor, Gerald A. Kien and Everett A. Sisson. None of the foregoing persons is or has been an officer of the Company.

                               CERTAIN TRANSACTIONS

     On May 15, 1998, the Company purchased 336,000 shares of its outstanding Common Stock from LaSalle National Bank for an aggregate purchase price of $1,730,400, or $5.15 per share. LaSalle National Bank sold approximately 799,000 shares of the Company's Common Stock, which it had obtained through foreclosure unrelated to any Company transactions, on that date to several purchasers, including the Company and certain of its executive officers and directors. The 336,000 shares purchased by the Company represented approximately 11.5% of the issued and outstanding Common Stock immediately prior to the transaction. On May 15, 1998, the closing sale price of the Common Stock on The Nasdaq Stock Market was $5.75. Messrs. Hauer, Mortenson, Dudley, Folsom and Haws and Bryan J. Merryman, Vice President-Finance and Chief Financial Officer of the Company, each purchased 8,000 of the shares of Common Stock sold by LaSalle National Bank, and in connection with such purchases, each of these directors and officers borrowed $39,999 from the Company to fund a portion of the purchase price for such shares. Each of the loans by the Company to these directors and officers is secured by a pledge of the purchased shares and bears interest at a market rate, and the Company believes that the terms of the loans are comparable to the terms that the directors and officers could have obtained from a third-party lender.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has no knowledge that any person who was a director, executive officer or 10% shareholder at any time during fiscal 1998 failed to file a Form 4 on a timely basis or was required to file a Form 5 for fiscal 1998 and failed to do so, and the Company has received a written representation that a Form 5 was not required from each such person. In making these disclosures, the Company has relied solely on written representations of its directors, executive officers and 10% shareholders and copies of the reports filed by them with the Securities and Exchange Commission.

ITEM 2.   PROPOSAL TO APPROVE AN AMENDMENT OF THE 1995 STOCK OPTION PLAN

     At the Annual Meeting, holders of Common Stock will also be asked to consider and approve the adoption of an amendment to increase from 150,000 to 200,000 the number of shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan (the "Option Plan"). This amendment was adopted, subject to shareholder approval, by the Board of Directors on September 17, 1998.

REASONS FOR THE AMENDMENTS TO THE OPTION PLAN

     As of September 30, 1998, there were outstanding stock options covering 147,000 shares of Common Stock and 3,000 shares remained available for future awards under the Option Plan. The purpose of the proposal is to continue the Option Plan by increasing by 50,000 shares the aggregate number of shares of Common Stock that may be issued under the Option Plan. The purpose of the Option Plan is to promote the interests of the Company and its shareholders by attracting, retaining and stimulating the performance of selected officers and other key employees by giving such employees the opportunity to acquire a proprietary interest in the Company and an increased personal interest in its continued success and progress.

DESCRIPTION OF OPTION PLAN AS CURRENTLY IN EFFECT

     ADMINISTRATION OF THE PLAN. A Committee of two or more members of the Board of Directors (the "Committee") must be designated to administer the Option Plan. The Committee must be composed of disinterested directors, as defined by Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any similar rule or regulation promulgated thereunder. The Committee has full authority subject to the express provisions of the Option Plan to grant options under the Option Plan, to interpret the Option Plan and any option granted hereunder, to determine the terms of each option granted under the Option Plan and to make all other determinations and perform such actions as the Committee deems necessary or advisable to administer the Option Plan. The Board of Directors has designated the Compensation Committee to perform the functions of the Committee.

     SHARES AVAILABLE. The Option Plan provides that the Committee may grant to employees such number of shares of Common Stock as the Committee in its discretion shall deem to be in the best interest of the Company. All grants under the Option Plan are subject to adjustments in certain circumstances as hereinafter described.

     ELIGIBILITY AND PARTICIPATION. Awards made pursuant to the Option Plan may be granted only to individuals who, at the time of the grant, are key employees or officers of the Company. There are presently approximately 27 such persons. Awards may not be made to any director who is not also an employee of the Company, nor to any member of the Committee. Grants of options are made at the discretion of the Committee and are based on the employee's present and potential contributions to the success of the Company and such other factors as the Committee deems appropriate to carry out the purposes of the Option Plan.

     TYPES OF GRANTS UNDER THE OPTION PLAN. The Option Plan provides that the Committee may designate any option granted as either a nonqualified stock option or an incentive stock option, except that the aggregate fair market value of the Common Stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year may not exceed $100,000, determined as of the date the incentive stock option is granted. If, however, such option is intended to be an incentive stock option and its fair market value exceeds $100,000, such option will be deemed to be an incentive stock option to the extent it does not exceed $100,000 and a nonqualified stock option to the extent it exceeds that limit.

     OPTION PRICE. The purchase price of options is determined by the Committee in its discretion at the time of the grant. The purchase price of incentive stock options must not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted, except that the purchase price shall be at least 110% of the fair market value per share of the Common Stock on the date of grant if the optionee, on the date of such grant, possesses more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate. The purchase price of a nonqualified stock option must be greater than the par value of the stock on either the date the option is granted or the date it is exercised, whichever is greater.

     EXERCISE OF OPTIONS. An option may be exercised in whole or in part in accordance with procedures established by the Committee. Such procedures may include a limitation on the number of shares purchasable in any period of time, or any other terms and conditions not inconsistent with the terms of the Option Plan. The Committee, in its discretion, may accelerate the exercise date of any option.

     PAYMENT OF EXERCISE PRICE. Common Stock purchased upon the exercise of an option must be paid for in full at the time of purchase. Payment must be made in cash or, if accepted by the Committee, in its discretion, shares of Common Stock owned by the optionee (valued at the fair market value on the date of exercise). Furthermore, the Committee may, in its discretion, approve the extension of a loan to an optionee to assist in the payment of the exercise price. If the loan is to an employee who is also a director, the Committee must first have determined in good faith that the such loan is fair to the Company and the loan must otherwise comply with applicable law.

     NONTRANSFERABILITY OF OPTIONS. Option awards are not transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the optionee only by the optionee.

     EXPIRATION OF OPTIONS. Options granted under the Option Plan will generally be exercisable for a period of ten years after the date of grant. Options will expire, however, upon an earlier termination of the optionee's employment, subject to certain grace periods. If, however, the optionee's employment is terminated by reason of such optionee's fraud, dishonesty or performance of other acts detrimental to the Company or an affiliate, such optionee's options will immediately become null and void.

     Any incentive stock option granted to an optionee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate shall not be exercisable after the expiration of five years from the date of its grant.

     ADJUSTMENTS TO AWARDS UPON CHANGES IN COMMON STOCK. The number of shares as to which options may be granted under the Option Plan will be decreased or increased proportionally to account for any stock split or any dividend payable in shares of Common Stock. In the event of any other reclassification of Common Stock, or in the event of a liquidation or reorganization of the Company or an affiliate, the Board will make any necessary adjustments to any unexercised options granted under the Option Plan. If the Company is merged into or consolidated with another corporation and the Company is not the surviving corporation, or if the Company disposes of all or substantially all of its assets to another corporation, then all outstanding options may be canceled by the Board, but all optionees must receive notice of such cancellation and would have the right to exercise such option in full during the 30-day period preceding the effective date of such action.

     AMENDMENT AND TERMINATION OF THE OPTION PLAN. The Option Plan will terminate, unless previously terminated by the Board, ten years from August 24, 1995. No options may be granted after that date.

     The Board may alter or amend the Option Plan but may not, without shareholder approval, (i) abolish the Committee, change the qualifications of its members or withdraw the administration of the Option Plan from its supervision, (ii) increase the total number of shares of Common Stock which may be granted under the Option Plan, (iii) extend the term of the Option Plan or the maximum exercise period provided in the Option Plan, (iv) decrease the minimum purchase price of Common Stock provided in the Option Plan, (v) materially increase the benefits accruing to participants under the Option Plan, or (vi) materially modify the requirements as to eligibility for participation in the Option Plan.

     No termination or amendment of the Option Plan may adversely affect the rights of an optionee under a previously granted option, except with the consent of the optionee.

     MODIFICATIONS OF OPTIONS. Subject to the terms of the Option Plan, the Committee may modify or extend outstanding options, or accept the surrender of options granted under the Option Plan and authorize the granting of new options in substitution, except that no such modification may, without the consent of the optionee, impair any rights under any option, except as necessary to comply with Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

FEDERAL INCOME TAX CONSEQUENCES

     The following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of federal income tax consequences, and the federal income tax consequences to employees may be either more or less favorable than those described below depending on an employee's particular circumstances.

     INCENTIVE STOCK OPTIONS. No income will be recognized by an optionee for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to an optionee pursuant to the exercise of an incentive stock option is the price paid for the shares. If the optionee holds the shares for at least one year after transfer of the shares to the optionee and two years after the grant of the option, the optionee will recognize capital gain or loss upon sale of the shares received upon the exercise equal to the difference between the amount realized on the sale and the exercise price. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares, or if less (and if the disposition is action in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the optionee upon such disposition will be a capital gain.

     The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the optionee for purposes of the alternative minimum tax.

     The Company is not entitled to a deduction upon the exercise of an incentive stock option by an optionee. If the optionee disposes of the shares received pursuant to such exercise prior to the expiration of one year following transfer of the shares to the optionee or two years after grant of the option, however, the Company may, subject to the deduction limitation described below, deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares at the time such income is recognized by the optionee.

     If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under an incentive stock option, the resulting tax consequences will depend upon whether the already owned shares of Common Stock are "statutory option stock," and, if so, whether such statutory option stock has been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, "statutory option stock" (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not stock acquired through the exercise of a nonstatutory option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, no income will be recognized by the optionee upon the after of such stock in payment of the exercise price of an incentive stock option. If the stock is not statutory option stock, no income will be recognized by the optionee upon the transfer of the stock unless the stock is not substantially vested within the meaning of the regulations under Section 83 of the Code (in which event it appears that the optionee will recognize ordinary income upon the transfer equal to the amount by which the fair market value of the transferred shares exceeds their basis). If the stock used to pay the exercise price of an incentive stock option is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of such stock will be a disqualifying disposition described in
Section 421(b) of the Code which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the incentive stock option covering such stock was exercised over the amount paid for such stock. Under the present provisions of the Code, it is not clear whether all shares received upon the exercise of an incentive stock option with already-owned shares will be statutory option stock or how the optionee's basis will be allocated among such shares.

     NONQUALIFIED STOCK OPTIONS. No income will be recognized by an optionee for federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for such shares.

     Income recognized upon the exercise of nonqualified stock options will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the Company must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified stock options are designed to provide the Company with a deduction (subject to the deduction limitation described below) equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee.

     The basis of shares transferred to an optionee pursuant to exercise of a nonqualified stock option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of the option. If an optionee thereafter sells shares acquired upon exercise of a nonqualified stock option, any amount realized over the basis of the shares will constitute capital gain to the optionee for federal income tax purposes.

     If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under a nonqualified stock option, the number of shares received pursuant to the nonqualified stock option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon the exercise will be taxable to the optionee as ordinary income. If the already owned shares of Common Stock are not "statutory option stock" or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the nonqualified stock option will not be statutory option stock and the optionee's basis in the number of shares received in exchange for the stock delivered in payment of the exercise price will be equal to the basis of the shares delivered in payment. The basis of the remaining shares received upon the exercise will be equal to the fair market value of the shares. However, if the already owned shares of Common Stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a disqualifying disposition of the statutory option stock, whether the shares received upon such exercise will be statutory option stock, or how the optionee's basis will be allocated among the shares received.

     LIMITATIONS ON THE COMPANY'S COMPENSATION DEDUCTION. Section 162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers of the Company to the extent that compensation paid to such officers for such year exceeds $1 million, unless such compensation is performance-based, is approved by the Company's stockholders and meets certain other criteria. Compensation attributable to a stock option is deemed to satisfy the requirements for performance-based compensation only if (i) the grant is made by a compensation committee composed of two or more outside directors; (ii) the plan states the maximum number of shares with respect to which options may be granted during a specified period to any employee; and
(iii) under the terms of the option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the option grant. The Option Plan has not been designed to meet these requirements, and, accordingly, options granted under the Option Plan do not qualify as performance-based compensation for purposes of Section
162(m) of the Code.

GRANTS UNDER THE OPTION PLAN

     Since the inception of the Option Plan, the Compensation Committee has awarded options covering 147,000 shares of Common Stock (excluding options canceled or that expired without exercise) to 27 employees of the Company, including five current executive officers.

                               AGGREGATE OPTION AWARDS

                          1995 STOCK OPTION PLAN, AS AMENDED

                            NUMBER OF SHARES        % OF TOTAL OPTIONS          AVERAGE
                               UNDERLYING                 GRANTED           EXERCISE PRICE
 NAME AND POSITION           OPTIONS GRANTED           TO EMPLOYEES            ($/SHARE)
 Edward L. Dudley                30,000*                   20.4%                 $5.42
 Vice President-Sales
 and Marketing

 Clifton W. Folsom               10,000                    6.8%                  $7.75
 Vice President-
 Franchise Support

 Gary S. Hauer                   30,000                    20.4%                 $7.75
 Vice President-
 Manufacturing

 Jay B. Haws                     10,000                    6.8%                  $7.75
 Vice President-
 Creative Services

 Executive Group                 110,000                   74.8%                $6.783
 (6 persons)

 Non-Executive
 Officer Employee
 Group                           37,000                    25.2%                 $6.49


-----------------------------
* Includes options covering 10,000 shares granted to Mr. Dudley during the fiscal year ended February 28, 1998.

     Except as indicated above, no person received more than 5% of the total options granted under the Option Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE OPTION PLAN DESCRIBED ABOVE.

                            RELATIONSHIP WITH INDEPENDENT
                                  PUBLIC ACCOUNTANTS

     Grant Thornton was the independent public accountant for the Company for the year ended February 28, 1998. It is expected that representatives of Grant Thornton will be present at the Annual Meeting to make any statement they desire and to respond to appropriate questions.

     Grant Thornton has been appointed as independent public accountant for the Company for the fiscal year ending February 28, 1999. Shareholders are not being asked to ratify the appointment.

                                SHAREHOLDER PROPOSALS

     Any shareholder of the Company wishing to have a proposal considered for inclusion in the Company's 1998 proxy solicitation materials must, in addition to other applicable requirements, set forth the proposal in writing and file it with the Secretary of the Company on or before June 2, 1999. The Board of Directors of the Company will review any proposals from shareholders it receives by that date and will determine whether any proposals will be included in its 1999 Proxy solicitation materials.

                            ANNUAL REPORT TO SHAREHOLDERS

     The 1998 Annual Report to Shareholders is being mailed to shareholders with this Proxy Statement.

                             OTHER MATTERS AT THE MEETING

     As of the date of this Proxy Statement, management knows of no matters not described herein to be brought before the shareholders at the Annual Meeting. Should any other matters properly come before the meeting, it is intended that the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interest of the Company.

            SHAREHOLDERS ARE URGED TO PROMPTLY MARK, DATE, SIGN AND RETURN
              THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED.


                                          By Order of the Board of Directors



                                          Virginia M. Perez
                                          Secretary

September 30, 1998






     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED HEREBY UPON WRITTEN REQUEST TO VIRGINIA M. PEREZ, SECRETARY, ROCKY MOUNTAIN CHOCOLATE FACTORY, INC., 265 TURNER DRIVE, DURANGO, COLORADO 81301.

                        ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
                                   265 TURNER DRIVE
                               DURANGO, COLORADO  81301
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints FRANKLIN E. CRAIL and VIRGINIA M. PEREZ, and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as directed below, all the shares of common stock of ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. (the "Company") held of record by the undersigned on September 23, 1998, at the annual meeting of shareholders to be held on October 30, 1998 or any adjournment thereof. Please mark boxes in blue or black ink.
1.  ELECTION OF DIRECTORS: / /  FOR all nominees listed below (except as marked to the contrary below)
                           / /  WITHHOLD AUTHORITY to vote for all nominees
                                  listed below
(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(s),
               STRIKE A LINE THROUGH THE NOMINEE'S NAME OR WRITE A ZERO ("0") IN THE SPACE FOLLOWING HIS NAME BELOW. TO EXERCISE CUMULATIVE VOTING BY CASTING TWO OR MORE VOTES PER SHARE FOR ANY
               INDIVIDUAL NOMINEE(s), WRITE THE NUMBER OF VOTES CAST FOR THE NOMINEE IN THE SPACE FOLLOWING HIS NAME. EACH SHARE OF COMMON STOCK IS ENTITLED TO SIX VOTES, IN THE AGGREGATE.)
    Franklin E. Crail ______   Gerald A. Kien ______   Everett A. Sisson ______
    Gary S. Hauer ______       Lee N. Mortenson ______   Fred M. Trainor ______

2. To consider and vote upon a proposal to amend the Company's 1995 Stock Option Plan to increase from 150,000 to 200,000 the aggregate number of shares of common stock authorized for issuance under such plan.

               / /    FOR              / /    AGAINST          / /    ABSTAIN

3. Each of the above-named attorneys and proxies (or his or her substitute) is authorized to vote in his or her discretion upon such other business as may properly come before the meeting or any adjournment thereof.

                                  (Continued and to be signed on reverse side.)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE APPROVAL OF PROPOSAL NO. 2.

                                           Date:                         , 1998
                                                -------------------------

                                                -------------------------------
                                                           Signature

                                                -------------------------------
                                                   Signature if held jointly


                           Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.